SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

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☐    Fee paid previously with preliminary materials.

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March 12, 2013

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Thursday, April 18, 2013, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders will vote on the election of four directors, and on the ratification of the selection of our independent registered public accounting firm.

Your vote is important. If you are a shareholder of record, please complete the enclosed proxy card and return it in the accompanying envelope. If you beneficially own your shares in street name, please direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions they provided to you. These methods will ensure that your vote is counted at the Annual Meeting.

I am very pleased that you have chosen to invest in Unitil Corporation and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2013.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire

March 12, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 18, 2013 at 10:30 A.M. for the following purposes:

1.	To elect four Directors of the Company nominated by the Board of Directors, each to serve a three-year term;

2.	To ratify the selection of McGladrey LLP as the Company’s independent registered public accounting firm for 2013; and

3.	To transact any other business as may properly be brought before the meeting.

The Board of Directors directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

The Board of Directors fixed February 8, 2013 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

THURSDAY, APRIL 18, 2013

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at http://www.rrdezproxy.com/2013/Unitil/ .

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

If you are a shareholder of record, please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. A self-addressed envelope is enclosed for your convenience. Alternatively, you may vote your shares in person at the Annual Meeting of Shareholders. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners who own their shares in street name (e.g., through a bank, broker or other nominee) will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

March 12, 2013

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 2013

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2012) to shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; Unitil Service Corp.; and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Thursday, April 18, 2013 at 10:30 A.M at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 12, 2013.

Matters to be Considered

The Annual Meeting will be held for the purposes of:

1)	Election of four Directors of the Company nominated by the Board, each to serve a three-year term. The Board has nominated each of Lisa Crutchfield, Edward F. Godfrey, Eben S. Moulton, and David A. Whiteley for election as a Director of the Company and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)	Ratification of the selection of Unitil’s independent registered public accounting firm, McGladrey LLP, for fiscal year 2013. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Ratification of Selection of McGladrey LLP, as Independent Registered Public Accounting Firm for 2013.

3)	Transaction of any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 8, 2013 (the “Record Date”). As of the Record Date, the Company had 13,803,494 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld and broker non-votes will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, such as ratification of the selection of Unitil’s independent registered public accounting firm, McGladrey LLP, for fiscal year 2013, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and broker non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

As an owner of Unitil common stock, it is your legal right to vote on all matters to be considered at a shareholder meeting. Unitil hopes you will exercise your legal right and fully participate as a shareholder in the Annual Meeting.

Record Holders.  If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the Annual Meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by delivering a properly completed proxy card. By properly completing and delivering the accompanying proxy card, you designate Robert G. Schoenberger and Mark H. Collin as proxies and they will vote your shares in the manner that you specify on the proxy card or, if you do not give any specification with respect to a matter, FOR such matter. Your delivery of a proxy card will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Unitil’s Corporate Secretary at the address listed in the section entitled Information about the Annual Meeting so as to be delivered prior to the Annual Meeting.

Street Name Holders.  If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder”) and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder may direct his, her or its bank, broker or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee.

Street Name Holders may change how their bank, broker, or other nominee will vote their shares by following the procedures provided by their bank, broker or other nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

A Street Name Holder’s shares may be voted even if voting instructions are not provided. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of Unitil’s independent registered public accounting firm, McGladrey LLP, for fiscal year 2013 is considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.” Please note that, under the New York Stock Exchange’s rules, this means that brokers may not vote a Street Name Holder’s shares on the election of directors if specific instructions as to how to vote have not been given to the broker. If you are a Street Name Holder, please be sure to give specific voting instructions to your broker so that your vote can be counted.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the Record Date, by (i) each person known to the Company to be the beneficial owner of more than five percent of its common stock, (ii) each Director of the Company, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers (“Executive Officers”) of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class
5% Owners:
BlackRock, Inc. (1)
40 East 52nd Street New York, NY 10022	975,241	—	7.1%
Anita G. Zucker (2) c/o The InterTech Group, Inc. 4838 Jenkins Avenue North Charleston, SC 29405	707,622	—	5.1%
The Vanguard Group, Inc. (3)
100 Vanguard Boulevard Malvern, PA 19355	694,789	—	5.0%
Directors: (4)(5)
William D. Adams	2,531	—	*
Dr. Robert V. Antonucci	3,465	—	*
David P. Brownell	4,176	1,109	*
Lisa Crutchfield (6)	—	—	*
Michael J. Dalton (7)	14,465	—	*
Albert H. Elfner, III	8,088	1,109	*
Edward F. Godfrey	4,691	—	*
Michael B. Green	4,160	1,109	*
Eben S. Moulton	20,801	1,109	*
M. Brian O’Shaughnessy	11,723	1,109	*
Robert G. Schoenberger (8)	75,135	—	*
Dr. Sarah P. Voll	4,274	—	*
David A. Whiteley (9)	—	—	*
Named Executive Officers: (4)
Robert G. Schoenberger (8) Chairman of the Board, Chief Executive Officer and President	75,135	—	*
Mark H. Collin (10) Senior Vice President, Chief Financial Officer and Treasurer	25,368	—	*
Thomas P. Meissner, Jr. (11) Senior Vice President and Chief Operating Officer	20,709	—	*
Todd R. Black (12) Senior Vice President, Unitil Service	13,255	—	*
George E. Long, Jr. (13) Vice President, Unitil Service	11,426	—	*
All Directors and Executive Officers as a Group (19 Persons) (4)(14)	228,870	5,545	1.7%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors (UK) Limited, BlackRock International Limited, Blackrock Advisors, LLC, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on February 8, 2013. BlackRock, Inc. is the beneficial owner of 975,241 shares of common stock, of which it has sole voting power and sole dispositive power with respect to 975,241 shares.
(2)	Information obtained from the Schedule 13D/A filed by Anita G. Zucker with the Securities and Exchange Commission on September 14, 2012. Anita G. Zucker is the beneficial owner of 707,622 shares of common stock, of which she has sole voting power and sole dispositive power with respect to 707,622 shares.
(3)	Information obtained from the Schedule 13G filed by The Vanguard Group, Inc. on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. with the Securities and Exchange Commission on February 12, 2013. The Vanguard Group, Inc. is the beneficial owner of 694,789 shares of common stock, of which it has sole voting power with respect to 18,739 shares, sole dispositive power with respect to 677,250 shares, and shared dispositive power with respect to 17,539 shares.
(4)	Based on information furnished to Unitil by its Directors and Executive Officers.
(5)	Restricted Stock Units (“RSUs”) are granted to the Directors who have elected to receive RSUs in lieu of common stock as the equity portion of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. RSUs were granted in October 2012 and include dividend equivalents earned as of December 31, 2012. If a Director is subject to the specified employee payment provision in Section 409A of the Internal Revenue Code, payment of the RSUs may be delayed for six months and the RSUs would not be paid within 60 days of the Record Date.
(6)	Ms. Crutchfield was elected to the Board on December 13, 2012.
(7)	Included are 7,838 shares held by a member of Mr. Dalton’s family. Mr. Dalton has no voting power or dispositive power with respect to, and therefore no beneficial interest in, such shares.
(8)	Included are 4,512 shares that are held in trust for Mr. Schoenberger under the terms of Unitil’s 401(k). Mr. Schoenberger has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 15,946 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(9)	Mr. Whiteley was elected to the Board on December 13, 2012.
(10)	Included are 2,396 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,311 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(11)	Included are 886 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,311 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(12)	Included are 1,946 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 3,012 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(13)	Included are 803 shares that are held in trust for Mr. Long under the terms of Unitil’s 401(k). Mr. Long has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 2,944 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(14)	Included are 34,572 shares of unvested restricted stock granted under the terms and conditions of Unitil’s Stock Plan. No shares held by any Director or Executive Officer have been pledged.

Description of Management

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman of the Board, chief executive officer (“CEO”) and president of the Company, is included in the section entitled Information About Directors Whose Terms of Office Continue Until 2014 or 2015.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	54	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	50	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
Todd R. Black Senior Vice President, Unitil Service	48	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 until 2003, and president of Usource from 2003 until September 2009.
George E. Long, Jr. Vice President, Unitil Service	56	Mr. Long has been Unitil’s vice president of administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Laurence M. Brock Controller & Chief Accounting Officer	59	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.
Sandra L. Whitney Corporate Secretary	49	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (“SEC”) and by the New York Stock Exchange (“NYSE”), and emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor new developments and regulations, and will adopt changes and institute procedures as appropriate.

The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted and documented Corporate Governance Guidelines and Policies of the Board (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, effectiveness, communication and transparency. The Company believes that the ethical character, integrity and values of the Board and senior management remain the most important safeguards of good corporate governance.

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review in the Investor Relations section of the Company’s website at www.unitil.com, and are available in print to any shareholder or other interested party, free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

General Governance Policies of the Board

The Board is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board must possess the ability to apply good business judgment and must be in a position to properly exercise their fiduciary duties to the Company. The Board has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 72. Directors are not, however, subject to specific term limits. Due to the complexity of the business of the Company, the Company values the insight that a Director is able to develop over a period of time. A lengthy tenure on the Board generally provides an enhanced contribution to the Board, which is in the best interest of shareholders. The Board also conducts an annual self-evaluation on key Board- and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Stock Ownership Policy for Directors

The Board revised the mandatory stock ownership policy on December 12, 2012. The Board is of the continued belief that its members should own a significant number of shares of the Company’s common stock to properly align their interests with those of the shareholders of the Company. Effective January 1, 2013, all Directors must own shares of the Company’s common stock in the equivalent value of three times the current annual cash retainer for Board service.

Shares of restricted stock and restricted stock units will be counted towards this total. Current Directors will have until January 1, 2016 to accumulate the required number of shares of common stock. New Directors will have four years from the date of first election to the Board by shareholders to accumulate the required number of shares of common stock.

Code of Ethics

In January, 2004, the Board unanimously approved the Company’s Code of Ethics (the “Code of Ethics”). The Code of Ethics is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees of the Company and its subsidiaries. A copy of the Code of Ethics can be viewed on the Company’s website at www.unitil.com. The Board periodically reviews the Code of Ethics for any required or desirable revisions. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standard set forth by the NYSE, and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual includes additional independence requirements for Audit Committee and, beginning with the 2014 annual meeting of shareholders, Compensation Committee members. In addition, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) includes additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standards, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 17, 2013, the Board determined at that time that the following members of the Board are independent without exception:

William D. Adams	Michael J. Dalton	Eben S. Moulton
Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Dr. Sarah P. Voll
Lisa Crutchfield	Michael B. Green	David A. Whiteley

The NYSE independence standard is not applied to Mr. Schoenberger, who is the chairman of the Board, CEO and president of the Company, and is therefore not independent.

Unitil’s Corporate Governance Guidelines and the NYSE independence standard can be viewed in the Investor Relations section of the Company’s website at www.unitil.com.

During its annual independence review and affirmation, the Board applies the independence standard set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Risk Oversight

The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders. Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills its risk oversight responsibility by:

•	Maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	Making effective decisions that set the proper tone, character, and strategic direction for the Company; and

•	Ensuring that senior management carries out its responsibilities, and holding the appropriate persons accountable for the execution of the Company’s strategic plan (the “Strategic Plan”).

The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty. However, comprehensive knowledge of the Company’s many elements of risk allows the Board proper oversight perspective with senior management in managing the material risks facing the Company. Overall, the Company believes that it takes a systematic and proactive approach to risk management that includes an ongoing evaluation and assessment of both the internal and external business risks facing the Company.

Leadership Structure

The leadership structure of the Board consists of a combined Chairman/CEO position, which has been held by Mr. Schoenberger since 1997. Article VII of the Company’s Bylaws requires that “the Chairman of the Board shall be the chief executive officer of the Corporation.” Further, the Company believes that as a small-cap domestic corporation, the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication. Mr. Schoenberger is the direct link between senior management and the Board, and as a utility professional with over 35 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to senior management, through his thorough understanding of the issues at hand.

The Board has also appointed Mr. Elfner as the lead independent Director. In his role as lead Director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in executive session.

Meeting Attendance

The Company expects members of the Board to make a determined effort to attend all meetings of the Board and applicable committees. The Board met a total of six times in 2012. During 2012, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees and, in fact, in 2012, Directors attended an average of 99% of such meetings.

Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2012, nine Directors attended the annual meeting of shareholders.

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, following the adjournment of each Board and committee meeting. During 2012, the Board met in executive session on four occasions and lead Director, Mr. Elfner, presided at these meetings.

Communication with the Board

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, the non-management or independent directors as a group, or a member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such correspondence for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating and Governance Committee is the standing committee of the Board responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board prior to the expiration of his or her term, the Board may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Corporate Governance and Policies of the Board—Board Diversity below. Director candidates will be selected based on input from Directors, Executive Officers, and if the Nominating and Governance Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. In addition to independence criteria, the Nominating and Governance Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting of shareholders, or to fill vacancies on the Board that occur between shareholder meetings. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

Shareholders who wish to recommend a nominee for consideration by the Nominating and Governance Committee may do so by sending the following information to the Nominating and Governance Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance and Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting.

Additionally, nominations of persons for election to the Board may be made by any shareholder of the Company by submitting a nomination in compliance with all procedures set forth in Article IV – Nomination of Directors of the Company’s Bylaws.

In June 2012, the Nominating and Governance Committee engaged the firm of Russell Reynolds Associates (“Russell Reynolds”) to assist the Nominating and Governance Committee in identifying and evaluating potential Board member candidates in anticipation of the retirement of Mr. Dalton from the Board at the end of his current term in 2013, as he will have reached the mandatory retirement age of 72. The Nominating and Governance Committee also solicited suggestions for potential Board member candidates from current Board members, including Mr. Schoenberger. Russell Reynolds identified a group of potential candidates, including Ms. Crutchfield and Mr. Whiteley, using selection criteria and qualifications established by the Nominating and Governance Committee. In a process that took approximately six months, the Nominating and Governance Committee met an additional four times to review the potential candidates identified, as well as additional information including detailed resumes and professional references compiled by Russell Reynolds at the direction of the Nominating and Governance Committee. The list of potential candidates was condensed after each subsequent meeting. Four final candidates were interviewed by the Nominating and Governance Committee in October 2012. In November 2012, the Nominating and Governance Committee made the decision to recommend the election of Ms. Crutchfield and Mr. Whiteley to the Board, based upon the strength of both candidates’ experience in the utility industry, as well as their interpersonal skills, which were perceived to be an excellent match to the current chemistry and culture of the Board. On December 13, 2012, upon the recommendation of the Nominating and Governance Committee, the Board approved Ms. Crutchfield and Mr. Whiteley as new members of the Board.

Board Diversity

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity through a diversity of backgrounds, perspectives, experience and skills among its members. Since 1999, the Board, and more recently, the Nominating and Governance Committee, has tracked the Directors’ professional experience and skill sets with a board inventory matrix (the “matrix”). The matrix lists each Director and his or her professional experience and skill sets in 13 categories considered by the Nominating and Governance Committee to be advantageous to the regulated utility business, as well as for a company of Unitil’s size and complexity. The Nominating and Governance Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skills sets of Directors. This information is also used for recruiting purposes when there is a vacancy, or an expected vacancy, on the Board. The matrix has been in use for over 14 years because it has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of Unitil’s shareholders and all of the Company’s stakeholders.

Qualifications and Skills of Directors

General Qualifications

Directors must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity, business judgment and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to understand complex principles of business, finance, and utility regulation. Directors must comply with the Code of Ethics, be free of potential conflicts of interest, and meet the requirements of independence as set forth by the NYSE. Mr. Schoenberger, the chairman of the Board, CEO and president of the Company, is not independent, and he is the one exception to this qualification requirement. Directors must be willing and able to dedicate the proper amount of time to service on the Board, and must not serve on more than two public company boards if currently holding a position of CEO or an equivalent position, or on more than three public company boards if retired. Director nominees (including Directors standing for re-election) are also evaluated by the Nominating and Governance Committee with regard to their meeting participation and contribution, preparedness and attendance. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. Lengthy tenure on the Board is considered to be a uniquely valuable qualification in the highly regulated utility industry.

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). As a result, the Audit Committee has adopted procedures for such review and approval and included such procedures in the Company’s Corporate Governance Guidelines. The Company had no Related Person Transactions in 2012, and there are no Related Person Transactions currently proposed for 2013.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons (as defined below) may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics requires all employees, officers and Directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, the Audit Committee’s review and approval procedure requires:

•

that all Related Person Transactions and all material terms of the transactions must be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	that each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, be reviewed and approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Board during the required annual affirmation of independence, at which the members of the Audit Committee will be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Directors and officers and provided to the Audit Committee by the Corporate Secretary or the Director, Internal Audit & Controls;

•	background information on nominees for Director provided by the Nominating and Governance Committee of the Board; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors.

All Related Person Transactions are required to be disclosed in the Company’s applicable filings to the extent required by the Securities Act of 1933, as amended, or the Exchange Act, as amended, and related rules.

Exemption Clause:

Instruction (7)(a)to Item 404(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com.

As discussed in the section entitled Director Independence, Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standards, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 17, 2013, the Board determined at that time that Wiliam D. Adams; Dr. Robert V. Antonucci, David P. Brownell, Lisa Crutchfield, Michael J. Dalton, Albert H. Elfner, III, Edward F. Godfrey, Michael B. Green, Eben S. Moulton, M. Brian O’Shaughnessy, Dr. Sarah P. Voll, and David A. Whiteley are independent without exception.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board for the primary purpose of overseeing the Company’s compensation and benefits programs. The Compensation Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Compensation Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter. See the section entitled Compensation of Named Executive Officers—Compensation of Directors for additional information on the Nominating and Governance Committee’s work regarding directors’ compensation.

The Compensation Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Mr. Schoenberger and Mr. Long serve the Compensation Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Long recuses himself from discussions and decisions regarding Executive Officer compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger recuses himself from discussions and decisions regarding his own salary and incentive compensation.

The Compensation Committee also has the authority to retain outside counsel, special consultants or experts to advise the Compensation Committee as it deems appropriate or necessary in its sole discretion, receive funding from the Company to engage such advisors, and approve related fees and retention terms.

In 2009, the Compensation Committee engaged compensation consultant Towers Watson to prepare a comprehensive compensation analysis, described below, which included CEO compensation, Directors’ compensation, salary survey data for utility industry executives and middle management, and benefits. The nature and scope of Towers Watson’s 2009 compensation analysis included:

1)	Competitive assessment of non-union cash compensation for 150 jobs in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.

2)	Review of broad-based benefit program design to ensure competitiveness of total compensation.

3)	Review of outside Directors’ compensation. (Information concerning Directors’ compensation was provided to the Nominating and Governance Committee. Please see the section entitled Compensation of Named Executive Officers—Compensation of Directors.)

4)	Detailed review of compensation for executives (including Named Executive Officers) – including definition of competitive marketplace and peer group, assessment of competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.

Within the scope of work identified above, Towers Watson’s final report in 2009 included an analysis of the Company’s compensation as it relates to and supports the Company’s business strategy, as well as program assessment and design modification, as appropriate, and a recommended schedule of implementation, as appropriate.

In 2010, the Compensation Committee engaged Towers Watson to provide updated information to its 2009 compensation analysis. With updated information, and within the scope of work identified above, Towers Watson provided a formal report, analysis and recommendations for CEO compensation and Directors’ compensation, including changes to the cash and equity compensation for the CEO and the Directors. (For additional information concerning Directors’ compensation, please see the section entitled Compensation of Named Executive Officers—Compensation of Directors.) Towers Watson also recommended base cash compensation for key contributors between the 25th and 50th percentiles relative to Unitil’s peers, taking into consideration performance and value brought to the Company. The Compensation Committee used this information as a reference for its decisions concerning 2011 executive compensation. In addition, Towers Watson provided updated reports on employee benefits and utility industry compensation.

In 2011, Towers Watson provided the Compensation Committee with updated peer group information on CEO compensation. This report showed that Unitil’s CEO’s base cash compensation was between the 25th and 50th percentiles relative to Unitil’s peers. Mr. Schoenberger’s base cash compensation plus his cash incentive compensation was just above the 25th percentile, and total direct compensation (base cash compensation plus cash incentive compensation plus equity compensation) was just below the 25th percentile. The Compensation Committee used this information as a reference for its decisions concerning 2012 compensation.

In 2012, at the request of the Compensation Committee, Towers Watson updated its compensation analysis data with information from the 2012 proxy statements filed by comparable utility companies in the 2012 peer group. The Compensation Committee used this updated data to analyze Unitil’s CEO’s compensation relative to the market median. The information updated by Towers Watson included a revised comparison of chief executive officer annual compensation, which showed that Mr. Schoenberger’s base cash compensation was between the 25th and 50th percentiles relative to Unitil’s peers, base cash compensation plus his cash incentive compensation was also between the 25th and 50th percentiles relative to Unitil’s peers, and total direct compensation was below the 25th percentile. The Compensation Committee used this information as a reference for its decisions concerning 2013 compensation.

Also in 2012, the Compensation Committee engaged Towers Watson to review and summarize market practices among utilities in connection with incentive plan performance metrics, based on currently available data, and to comment on proposed changes to performance metrics being considered by the Compensation Committee. In completing this assignment, Towers Watson used the Towers Watson Annual Incentive Plan Design Survey1, as well as anecdotal consulting experience, to benchmark current utility company practices in the area of performance metrics. Based on information provided by Towers Watson, as well as management proposals, the Compensation Committee conducted a full review of Incentive Plan performance metrics with regard to continued suitability and relevance. The Compensation Committee used this information as a reference for its decisions concerning 2013 compensation. See the section entitled Compensation Discussion and Analysis—Incentive Compensation for additional information on the Incentive Plan metrics approved for 2012.

In addition, in 2012, the Compensation Committee, with information provided by Towers Watson as noted above, also reviewed the Incentive Plan design, and in particular, the possible addition of a long-term incentive as part of the compensation package for Named Executive Officers. The Compensation Committee met several times both with and without Towers Watson to discuss the possibility of a long-term incentive, its mechanics, administration, and financial impact. The Compensation Committee has made no final decision regarding the implementation of a long-term incentive as of the date of this proxy statement. The Compensation Committee expects to continue its work on this project in 2013.

The Compensation Committee may undertake any action and exercise such power and authority as necessary or appropriate to the discharge of the responsibilities and duties (i) set forth in the Compensation Committee Charter and the Company’s Bylaws, (ii) required by the NYSE listing standards or other applicable laws, rules or regulations, or (iii) otherwise determined by the Board.

The Company requested and received information from the Compensation Committee’s and the Nominating and Governance Committee’s compensation consultant, Towers Watson, to assist the committees in determining whether Towers Watson’s work raised any conflict of interest. Based on the responses provided by Towers Watson in its completed Conflict of Interest Questionnaire, there were no conflicts of interest in 2012.

[1]	Survey participants include AGL Resources, Alliant Energy, American Electric Power, Dominion Resources, Duke Energy, Entergy, FirstEnergy, MDU Resources, Nicor, Northeast Utilities, NRG Energy, Pacific Gas & Electric, Vectren, Williams Companies, Xcel Energy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2012, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2012, the Company believes that all filing requirements applicable to its officers and Directors during 2012 and through February 2013, were met, except that Mr. Schoenberger failed to file one report relating to one transaction with respect to the acquisition of 11 shares of Company common stock in connection with a length of service award but did report the transaction in his year-end report on Form 5, which was timely filed.

Committees of the Board

Audit Committee

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of four Directors who are not officers of the Company and are “independent” as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Audit Committee are Dr. Antonucci, Mr. Godfrey, who serves as chairman, Mr. Green and Mr. Whiteley2. On September 29, 2006, the Board confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held four meetings in 2012 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Annually, the Audit Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 23, 2012. The Audit Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com. The Audit Committee Report, which appears in the section entitled Audit Committee Report, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board consists of five Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Compensation Committee are Mr. Brownell, Ms. Crutchfield3, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. The Compensation Committee held six meetings in 2012. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Compensation Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on September 19, 2012. The Compensation Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

[2]	Mr. Whiteley was appointed to the Audit Committee by the Board of Directors on January 17, 2013.
[3]	Ms. Crutchfield was appointed to the Compensation Committee by the Board of Directors on January 17, 2013.

Executive Committee

The Executive Committee of the Board held six meetings in 2012. Its members are Mr. Elfner, who serves as chairman, Mr. Godfrey, Mr. Moulton, Mr. O’Shaughnessy, and Mr. Schoenberger. With the exception of Mr. Schoenberger, all committee members are independent as defined in the NYSE Listed Company Manual. The Executive Committee’s responsibilities are to act on behalf of the Board when necessary between scheduled Board meetings; assess key business risks and implement appropriate risk management policies, practices and plans to mitigate such risks to the Company; and review the CEO’s performance. The Executive Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last reviewed and amended on December 12, 2012. The Executive Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The Nominating and Governance Committee held seven meetings in 2012. Its members are Mr. Adams, Mr. Brownell, who serves as chairman, Mr. Elfner, and Mr. O’Shaughnessy. The responsibilities of the Nominating and Governance Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board nominees for vacancies occurring from time to time on the Board, and to review Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating and Governance Committee’s duties also include the annual review and evaluation of Directors’ compensation and the review and oversight of corporate governance standards. The Nominating and Governance Committee operates under the Nominating and Governance Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating and Governance Committee Charter was last reviewed and amended on September 6, 2012. The Nominating and Governance Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2012.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with McGladrey LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the PCAOB regarding McGladrey LLP’s communications with the Audit Committee concerning independence and has discussed with McGladrey LLP the firm’s independence with respect to the Company.

During 2012, the Audit Committee members received the Company’s quarterly financial information for review and comment prior to the filing of each of the Company’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Audit Committee also reviewed and discussed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2012 with management and McGladrey LLP. Based on the review and discussions with management and McGladrey LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), Michael B. Green, and

David A. Whiteley

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by McGladrey LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2012, and December 31, 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees	$616,134	$512,552
Audit-Related Fees	$55,179	$52,816
Tax Fees	$17,685	$16,791
All Other Fees	$0	$0
Total Fees	$688,998	$582,159

Audit Fees:  In 2012 and 2011, this category includes fees incurred for professional services rendered by McGladrey LLP for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Form 10-K, and auditing the Company’s internal control over financial reporting. In addition, in 2012, this category also includes fees incurred of approximately $84,000 for professional services rendered by McGladrey LLP in connection with registration statements filed by the Company with the Securities and Exchange Commission.

Audit-Related Fees:  In 2012 and 2011, this category includes fees incurred for professional services rendered by McGladrey LLP for auditing the Company’s employee benefit plans.

Tax Fees:  In 2012 and 2011, this category includes fees incurred for professional services rendered by McGladrey LLP in connection with benefit plan tax return preparation and compliance filings.

All Other Fees:  In 2012 and 2011, McGladrey LLP did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by McGladrey LLP, the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services provided by McGladrey LLP during fiscal 2012.

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board and the Compensation Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Compensation Committee maintains a set of guiding principles for setting executive compensation, originally adopted by the Compensation Committee in 2006, and reaffirmed in 2012, which are discussed below. Additional information concerning the processes and operational procedures followed by the Compensation Committee can be found in the section entitled Corporate Governance and Policies of the Board—Compensation Committee Operations.

Compensation Policy and Process

The principal objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both financial and operational goals that apply to the entire management team. See the section entitled Compensation Discussion and Analysis – Elements of Compensation for a discussion of the specific objectives set, and results achieved, for 2012. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

After considerable review and discussion, the Compensation Committee affirmed the following guiding principles in designing the Company’s executive compensation program:

•

Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median (defined as the middle, or the 50th percentile, of the compensation marketplace) for comparable utility companies;

•	The compensation methodology for determining base pay increases should be the same for all executive positions (including the CEO and other Named Executive Officers); and

•

The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved Strategic Plan.

Beginning in 2009, the Compensation Committee engaged Towers Watson to assess the competitiveness of the Company’s annual compensation for all of its executive positions. In completing this engagement, Towers Watson used two sources of data for its analysis:

1)	Compensation Data from Proxy Filings. Towers Watson obtained chief executive officer compensation data from publicly available proxy filings for a selected group of 14 publicly traded utility companies with annual revenues between $100 million and $1.1 billion[4]. The Compensation Committee used this data to analyze the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

2)	Compensation Data from Published Compensation Surveys. Towers Watson obtained compensation data (including chief executive officer and other executive officer compensation data) from published compensation surveys[5]. Towers Watson extracted data from the surveys based upon company size, market, and position, and obtained at least two data sources for each position. The Compensation Committee used this data (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze the CEO’s and each Executive Officer’s compensation. The data was size-adjusted using revenue or employee regression or scope parameters. Because the surveys are confidential, the specific data selected by Towers Watson did not indicate survey participants by company name.

In 2011, Towers Watson updated its compensation data from proxy filings and published compensation surveys. Those updates included an updated comparison of chief executive officer compensation from a selected group of 18 small publicly traded utility companies with annual revenues between $74 million and $2.6 billion6 to reflect 2011 competitive market levels of compensation within the utility industry. (In 2010, Towers Watson similarly updated its compensation data.)

In 2012, at the request of the Compensation Committee, Towers Watson updated its compensation data with information from the 2012 proxy statements of the 2012 peer group. The Compensation Committee used this updated data (a) as a reference point, or benchmark, upon which to base its compensation decisions and (b) to analyze the CEO’s compensation relative to the market median. The information updated by Towers Watson included an updated comparison of chief executive officer annual compensation from a selected group of 16 small publicly traded

[4]	The selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Florida Public Utilities, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwestern Natural Gas Company, South Jersey Industries, Inc., and UIL Holdings Corp.
[5]	The surveys consist of Towers Perrin Energy Services Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Total Compensation Survey for the Energy Sector, Towers Perrin General Industry Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Executive Benchmark Database, Mercer Information Technology Compensation Survey, and Mercer Finance, Accounting and Legal Compensation Survey.
[6]	The selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., DPL, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.

utility companies with annual revenues between $71 million and $3 billion7 to reflect 2012 competitive market levels of compensation within the utility industry.

Towers Watson reports directly to the Compensation Committee. Towers Watson receives compensation only for services related to executive and Director compensation, employee benefits and general compensation issues, and neither it nor any affiliated company provides any other services to the Company.

Mr. Schoenberger and Mr. Long participate in meetings of the Compensation Committee at the Compensation Committee’s request. Mr. Schoenberger and Mr. Long serve the Compensation Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Compensation Committee’s review, consideration and approval. From time to time, other Executive Officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports. Mr. Long recuses himself from discussions and decisions regarding Executive Officer compensation. Mr. Schoenberger recuses himself from discussions and decisions regarding his own compensation.

In addition to individual performance, the Company’s performance is a critical component in the determination of how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 44% (for Mr. Schoenberger) and 33% (average for the other Named Executive Officers) of the 2012 annual compensation was variable annual cash incentive compensation and variable annual equity compensation that is directly related to the Company’s performance.

Base Salary

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a numeric job grade for each position that is equivalent to positions with comparable responsibilities at other companies that use this job evaluation system. The Company then sets base salary ranges for every job grade and position based upon base salary survey data provided by Towers Watson. The midpoint (or middle) of the base salary range is set at the median level when compared to similar positions at other comparable utility companies. The minimum in the salary range is determined by multiplying the midpoint by 80%, and the maximum is determined by multiplying the midpoint by 120%. In relation to each Named Executive Officer, base salary is set within the salary range based upon individual performance relative to individual annual goals. This same process is used for both executive and non-executive positions.

[7]	The selected group consists of ALLETE, Inc., Black Hills Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.

Incentive Compensation – Cash Incentive

The Company sets annual target cash incentive compensation equal to the market median target cash incentive compensation based on data provided by Towers Watson. The Company has also developed a “balanced score card” approach to setting goals for the Incentive Plan (as defined below), which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See the section entitled Compensation Discussion and Analysis— Elements of Compensation for a discussion of this score card.

Incentive Compensation – Equity Compensation

The Company grants restricted stock to executive participants in the Stock Plan annually. The size of the annual grant is based upon the Company’s performance, as well as on market data for the median size grant at peer group and other comparable utility companies, as calculated using data provided by Towers Watson. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the chief financial officer to sell fully vested shares.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company held its first advisory (non-binding) shareholder vote on the compensation of the Company’s Named Executive Officers (commonly known as a “say-on-pay” proposal), and its first shareholder vote on the frequency of such say-on-pay proposal, at its 2011 annual meeting of shareholders. The Compensation Committee considered the results of the advisory votes by stockholders on the say-on-pay proposal presented to stockholders at the 2011 annual meeting of shareholders. As reported in the Company’s Form 8-K, filed with the SEC on April 26, 2011, shareholders approved by advisory vote the compensation of the Company’s Named Executive Officers. Accordingly, the Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. Additionally, at the 2011 annual meeting of shareholders, shareholders elected to hold a say-on-pay advisory vote every three years. Therefore, the Company’s next say-on-pay proposal will be included in the proxy statement for the 2014 annual meeting of shareholders.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to the Company’s salary policy, which assigns each position a grade and a salary range. The Company sets salary ranges for every position based upon comparative salary data provided by Towers Watson.

The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other comparable utility companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quantity and quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on performance of the Company. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position in the Company (including all Executive Officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Towers Watson.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Compensation Committee and the Executive Committee, and discusses this evaluation with the Compensation Committee and the Executive Committee in a joint meeting. The Compensation Committee and the Executive Committee then meet in executive session to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Black and Mr. Long. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

Incentive Compensation

Management Incentive Plan—All executives (including the Named Executive Officers) are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan”), which has been in place since 1998. The Incentive Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of all the Company’s stakeholders. The Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives, which are key performance metrics from the Strategic Plan, are the same for all employees (including Executive Officers), other than Usource employees, to ensure that employees are focused on common bottom-line business, customer service, and operational results. (Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, as established by the Compensation Committee.) These objectives are discussed below in the section entitled Compensation Discussion and Analysis—Elements of Compensation—Performance Objectives and Measures For Incentive Compensation. Under the Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each Executive Officer’s target award is established as a percentage of base salary based on the market median for his or her position when compared to other electric and gas utility companies, calculated using data provided by Towers Watson. The target awards for 2012 were the following base salary percentages for the Named Executive Officers:

Named Executive Officer	Target Award (% of base salary)
Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Black	30%
Mr. Long	30%

Actual awards could be less than or greater than the target awards depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Compensation Committee’s assessment of qualitative performance (the “Qualitative Score”). The Compensation Committee may elect to adjust the final quantitative result to reflect unplanned opportunities, unforeseen problems, or otherwise adjust the objective result for unique circumstances that occurred during the year. This Qualitative Score adjustment may increase or decrease the award by a maximum amount of 25% of the target award.

Second Amended and Restated 2003 Stock Plan—The Stock Plan was initially approved by shareholders at the 2003 annual meeting of shareholders. Participation in the Stock Plan is currently limited to Directors, Executive Officers and other employees and consultants selected by the Compensation Committee.

Generally in February of each year, the Company grants annual awards, in the form of restricted stock, to current Executive Officer and employee participants in the Stock Plan based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target awards are established that generally vary based upon the job grade level of each such participant’s position in the Company in accordance with survey data provided by Towers Watson. The objectives of the Stock Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock generally vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted stock have the same rights as all shareholders, including the right to vote the restricted stock and to collect any cash dividends paid on the restricted stock prior to vesting. The value of restricted stock awards is set by the Compensation Committee based upon recommendations from Towers Watson, with the goal of granting a target award with a value equal to the market median at the time of grant. The range of each possible grant extends from a minimum of 50% of the target award amount, to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the actions of the Compensation Committee in connection with the annual grant of restricted stock include:

1)	setting the amount of the stock award with the target stock award equal to the market median award;

2)	subtracting the federal and Medicare tax impacts of the award; then

3)	dividing the net award value by the current stock price to calculate a net award in shares.

The net stock award provides a market competitive award while minimizing both dilution and volatility. In addition, the Qualitative Score, which may be applied at the discretion of the Compensation Committee, may vary the size of the stock award. For additional information concerning the Qualitative Score, please see the section entitled Incentive Compensation Formulas.

On March 24, 2011, the Board amended and restated the Stock Plan (the “Amendment”). The Amendment added RSUs as a type of award that the Company may grant to the Company’s and its subsidiaries’ employees (including Executive Officers), Directors or consultants pursuant to the terms of the Stock Plan. In 2012, RSUs were granted to Director participants who elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. For additional information concerning RSUs and the Stock Plan, please see the section entitled Compensation of Directors. No other RSUs were granted in 2012.

On January 17, 2012, the Board further amended and restated the Stock Plan (the “Second Amendment”), subject to shareholder approval. On April 19, 2012, shareholders of the Company approved the Second Amendment, which, among other things, increased the maximum number of shares of Unitil common stock available for awards to participants under the Stock Plan by 500,000 shares, from 177,500 shares to 677,500 Shares in the aggregate.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Compensation Committee each year. The Compensation Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Compensation Committee, and no credit is given for performance that fails to achieve the minimum determined by the Compensation Committee.

The table below shows the performance objectives selected by the Compensation Committee for 2012 for the Incentive Plan and Stock Plan, as well as the performance results calculated for 2012.

Objective—2012	Measure	Result	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum: approved budget EPS minus $0.10 Target: approved budget EPS Maximum: approved budget EPS plus $0.10	Below Minimum	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against average three-year performance of peer utility companies in the northeastern United States	Minimum: better than lowest third of peers Target: better than peer average Maximum: in top third of peers	Target	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 95% Target: 97% Maximum: 99%	Maximum	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 191 minutes Target: 156 minutes Maximum: 121 minutes	Above Target; Below Maximum	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum: target minus 5% Target: national EEI benchmark Maximum: target plus 5%	Maximum	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	Electric: Maximum Gas: Target	30%
TOTAL			100%

For the “peer utility companies” referenced above, actual performance is compared to a select group of utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: Algonquin, Blackstone Gas Company, CH Energy Group, Emera, Iberdrola, National Grid, Northeast Utilities, NiSource, Inc., Southern Union Company, and UIL Holdings Corp.

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the Company’s independent registered public accounting firm, to approve the payout under the Incentive Plan and to approve the annual grant under the Stock Plan.

Incentive Compensation Formulas

For each Incentive Plan participant, including the Named Executive Officers, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Executive Officer and employee participant in the Stock Plan, including the Named Executive Officers, the following formula is used to calculate the individual grant in any plan year:

Target Restricted Stock Grant x Performance Factor = Actual Restricted Stock Grant

For purposes of the Stock Plan, the Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score as follows:

Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100%, “minimum” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Compensation Committee seeks input from Mr. Schoenberger to identify unplanned opportunities, unforeseen problems, or other unique circumstances that occurred during the year, and the ways in which the Company responded. The Compensation Committee meets in executive session to discuss and decide upon a Qualitative Score, if any, and once determined, the same score is used to calculate the incentive payout for all employees, including the CEO and Named Executive Officers. Target Incentive Plan payout percentages and target restricted stock grants are set according to each participant’s job grade-level in accordance with survey data provided by Towers Watson.

As provided in the Compensation Committee Charter, the Compensation Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the authority to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Stock Plan. The Compensation Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Compensation Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2012 results, the Compensation Committee applied a Qualitative Score of 20% to the Weighted Performance Factor under both the Incentive Plan and the Stock Plan.

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering a majority of employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. Except as provided for in certain collective bargaining agreements, the Retirement Plan is closed to new participants, effective January 1, 2010. New employees are offered an enhanced 401(k) plan instead of participation in the Retirement Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service (the “IRS”);

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the SERP.

See also the Pension Benefits Table in the section entitled Compensation of Named Executive Officers for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“Change of Control Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner and Mr. Long have two-year Change of Control Agreements in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: 1) a change of control must occur and 2) an adverse employment action must occur, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. All Change of Control Agreements were amended effective June 30, 2008, with the objective of complying with the provisions of IRS Code Section 409A (“409A Amendment”). See also the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the Change of Control Agreements.

Employment Agreement—Robert G. Schoenberger—The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Schoenberger, effective November 1, 2012. The term of the Employment Agreement ends October 31, 2015. For a description of the Employment Agreement, see the sections entitled Compensation of Named Executive Officers – Employment Agreement and Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with a monthly allowance of $1,000 for the leasing or financing of an automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers. Both of these perquisites were provided to Mr. Schoenberger pursuant to his initial and subsequent Employment Agreements. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain Executive Officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and generally seeks to structure executive compensation so that it will constitute “qualified performance-based compensation” and therefore not be subject to the deduction limitations of Section 162(m) of the Code. There can be no assurance, however, that such executive compensation will be treated as “qualified performance-based compensation.” In addition, the Company reserves its right to authorize executive compensation that may be subject to the deduction limitations of Section 162(m) of the Code when the Company believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Executive Officers

The Company does not have a formal policy requiring stock ownership by Executive Officers. One of the key objectives of the Stock Plan is to promote ownership of the Company’s stock by members of management, including Executive Officers. The Stock Plan has been successful in this objective, with approximately 99% of the restricted stock granted to date that has vested being held by Executive Officers as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan (which includes company matching contributions), and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Brownell, Ms. Crutchfield, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. Mr. Dalton retired from the Company in 2003, and most recently served as president and chief operating officer. The Board has determined that Mr. Dalton is an independent Director under the NYSE independence standards. The other four members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no Executive Officer of the Company serves on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

Compensation Committee Report

This report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears above.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

David P. Brownell, Lisa Crutchfield, Michael J. Dalton, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its CEO, its chief financial officer, and its three other most highly compensated officers in each of the years 2010 through 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2012 2011 2010	540,844 525,091 456,601	— — —	161,219 201,626 156,954	— — —	270,422 317,680 182,640	907,231 621,694 514,654	280,644 74,507 67,266	(5)	2,160,380 1,740,598 1,378,115
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2012 2011 2010	264,443 255,233 221,942	— — —	53,917 67,584 52,622	— — —	92,555 108,091 62,144	217,865 175,814 104,654	31,468 23,984 23,185	(6)	660,248 630,706 464,547
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2012 2011 2010	265,996 258,249 224,564	— — —	53,917 67,584 52,622	— — —	93,099 109,368 62,878	161,820 129,879 70,642	30,968 23,984 22,572	(7)	605,800 589,064 433,278
Todd R. Black Senior Vice President, Unitil Service	2012 2011 2010	201,529 195,659 170,138	— — —	30,810 38,298 29,842	— — —	60,459 71,024 40,833	118,313 70,513 42,034	18,970 13,971 10,956	(8)	430,081 389,465 293,803
George E. Long, Jr. (9) Vice President, Unitil Service	2012 2011 2010	184,776 — —	— — —	30,810 — —	— — —	55,433 — —	120,155 — —	23,677 — —	(10)	414,851 — —

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)	Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the closing price of Unitil common stock on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2010 – 2012. Stock Plan grants were made February 9, 2011 for 2010 results at a price of $22.78, February 3, 2012 for 2011 results at a price of $28.16, and February 4, 2013 for 2012 results at a price of $26.56. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.

(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see the Compensation Discussion and Analysis section). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 9, 2011, for 2010 Incentive Plan results, February 3, 2012, for 2011 Incentive Plan results, and February 4, 2013, for 2012 Incentive Plan results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.

(4)	The amounts shown for Mr. Schoenberger, Mr. Collin, Mr. Meissner, and Mr. Black reflect the change in pension value plus the change in the SERP value. The amount shown for Mr. Long reflects only the change in pension value. The Company does not have a non-qualified deferred compensation plan.

NOTES, continued:

(5)	All Other Compensation for Mr. Schoenberger for the year 2012 includes a vehicle allowance, club dues, the 401(k) company match, non-preferential dividends earned in 2012 on the 7,160 shares of restricted stock awarded in 2012, and the tax adjustment on the 23,277 shares of restricted stock that vested for tax purposes in 2012 in accordance with the provisions of the Stock Plan, which is valued at $250,855. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Schoenberger reached retirement eligibility age in 2012, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Schoenberger’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the gross-up provision of the Stock Plan. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.

(6)	All Other Compensation for Mr. Collin for the year 2012 includes the 401(k) company match, non-preferential dividends earned in 2012 on the 2,400 shares of restricted stock awarded in 2012, and the tax adjustment on the 2,073 shares of restricted stock that vested in 2012 in accordance with the provisions of the Stock Plan, which is valued at $20,484.

(7)	All Other Compensation for Mr. Meissner for the year 2012 includes the 401(k) company match, non-preferential dividends earned in 2012 on the 2,400 shares of restricted stock awarded in 2012, and the tax adjustment on the 2,073 shares of restricted stock that vested in 2012 in accordance with the provisions of the Stock Plan, which is valued at $20,484.

(8)	All Other Compensation for Mr. Black for the year 2012 includes the 401(k) company match, non-preferential dividends earned in 2012 on the 1,360 shares of restricted stock awarded in 2012, and the tax adjustment on the 917 shares of restricted stock that vested in 2012 in accordance with the provisions of the Stock Plan.

(9)	Mr. Long is a Named Executive Officer for the first time, and only his 2012 compensation is being reported in accordance with the SEC’s compliance and disclosure interpretations.

(10)	All Other Compensation for Mr. Long for the year 2012 includes the 401(k) company match and the tax adjustment on the 1,360 shares of restricted stock that vested for tax purposes in 2012 in accordance with the provisions of the Stock Plan, which is valued at $13,773. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Long reached retirement eligibility age in 2011, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Long’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the gross-up provision of the Stock Plan. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2012.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/4/13 (4) 2/4/13 (5)	135,211 —	270,422 —	405,633 —	— 3,035	— 6,070	— 9,105	— —	— 161,219
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/4/13 (6) 2/4/13 (7)	46,278 —	92,555 —	138,833 —	— 1,015	— 2,030	— 3,045	— —	— 53,917
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/4/13 (8) 2/4/13 (9)	46,549 —	93,099 —	139,648 —	— 1,015	— 2,030	— 3,045	— —	— 53,917
Todd R. Black Senior Vice President, Unitil Service	2/4/13 (10) 2/4/13 (11)	30,229 —	60,459 —	90,688 —	— 580	— 1,160	— 1,740	— —	— 30,810
George E. Long, Jr. Vice President, Unitil Service	2/4/13 (11) 2/4/13 (13)	27,716 —	55,433 —	83,149 —	— 580	— 1,160	— 1,740	— —	— 30,810

NOTES:

(1)	On February 4, 2013, the Company granted plan-based awards to the Named Executive Officers. These awards were earned based on 2012 performance.

(2)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.

(3)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.

(4)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2013 based on 2012 performance. Mr. Schoenberger’s actual award was 100% of Target, for a total award of $270,442. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(5)	The estimated possible payout information shown for the Stock Plan is for a grant in 2013 based on 2012 performance. Mr. Schoenberger’s actual stock award was 100% of Target, for a total award of 6,070 shares of restricted stock with a closing market price of $26.56 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(6)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2013 based on 2012 performance. Mr. Collin’s actual award was 100% of Target, for a total award of $92,555. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(7)	The estimated possible payout information shown for the Stock Plan is for a grant in 2013 based on 2012 performance. Mr. Collin’s actual stock award was 100% of Target, for a total award of 2,030 shares of restricted stock with a closing market price of $26.56 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

NOTES, continued:

(8)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2013 based on 2012 performance. Mr. Meissner’s actual award was 100% of Target, for a total award of $93,099. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(9)	The estimated possible payout information shown for the Stock Plan is for a grant in 2013 based on 2012 performance. Mr. Meissner’s actual stock award was 100% of Target, for a total award of 2,030 shares of restricted stock with a closing market price of $26.56 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(10)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2013 based on 2012 performance. Mr. Black’s actual award was 100% of Target, for a total award of $60,459. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(11)	The estimated possible payout information shown for the Stock Plan is for a grant in 2013 based on 2012 performance. Mr. Black’s actual stock award was 100% of Target, for a total award of 1,160 shares of restricted stock with a closing market price of $26.56 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(12)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2013 based on 2012 performance. Mr. Long’s actual award was 100% of Target, for a total award of $55,433. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(13)	The estimated possible payout information shown for the Stock Plan is for a grant in 2013 based on 2012 performance. Mr. Long’s actual stock award was 100% of Target, for a total award of 1,160 shares of restricted stock with a closing market price of $26.56 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

Non-Equity Compensation Plan Information

Management Incentive Plan

The Company has a Management Incentive Plan, in which all Named Executive Officers participate, which has been in place since December 1998. The plan provides cash incentive payments that are tied directly to achievement of the Company’s strategic goals.

Each year, the Compensation Committee establishes annual performance objectives and target incentive payments for that year. If the Company achieves the performance objectives, then the Company makes the cash incentive payments early in the year following such achievement. Based on 2012 results achieved for the performance objectives selected, awards were calculated to be 80% of the target amount. As previously discussed, the Compensation Committee applied a Qualitative Score of 20% based upon its determination of factors that deserved consideration for the 2012 compensation plan year, which included outcomes for certain metrics that were beyond the control of management. After applying the Qualitative Score, the Compensation Committee approved awards of 100% of the target amount for Incentive Plan participants on February 4, 2013. For more detailed information with regard to performance objectives and measures, as well as the Qualitative Score, see the section entitled Compensation Discussion and Analysis.

Equity Compensation Plan Information

Stock Plan

The Stock Plan is an equity-based plan in which all Named Executive Officers participate, which has been in place since April 2003. For 2012 results achieved for the performance objectives selected, awards under the Stock Plan were granted in the form of restricted stock of the Company’s common stock. Awards under the Stock Plan vary each year based on the achievement of the prior year’s performance objectives, which correlate with the performance objectives under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the section entitled Compensation Discussion and Analysis.

Since the inception of the Stock Plan, shares of restricted stock were awarded for prior year performance in February 2013, February 2012, February 2011, February 2010, February 2009, February 2008, February 2007, February 2006, March 2005, April 2004, and May 2003 under the terms and conditions of the plan. Grants of restricted stock generally vest at a rate of 25% per year beginning in the year following the year of the grant. Grants made in February 2009 and earlier are currently fully vested. All shares of restricted stock, regardless of vesting status, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2012, the Company paid four quarterly non-preferential dividends of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

Based on 2012 Incentive Plan results described above, and application of the 20% Qualitative Score, awards of restricted stock were granted at 100% of the target amount. The Compensation Committee granted awards for Stock Plan participants on February 4, 2013.

The Compensation Committee sets the value of restricted stock awards based upon recommendations from Towers Watson, with the goal of granting a target award equal to the market median at the time of the grant. This award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of anticipated taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation Discussion and Analysis.

The restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted stock is subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income. Upon the occurrence of death, disability, or a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted stock will immediately lapse. The term “change of control” is defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Employment Agreement

On September 19, 2012, the Company entered into a new Employment Agreement with Mr. Schoenberger. The Employment Agreement, which was effective as of November 1, 2012,

provides that (i) Mr. Schoenberger’s employment as chairman of the Board, CEO and president of the Company will continue through October 31, 2015 and (ii) the Company will pay Mr. Schoenberger a base salary of at least $540,844 per year, which is subject to annual review by the Compensation Committee and the Board for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, the Employment Agreement provides that Mr. Schoenberger will participate in the SERP, the Management Incentive Plan (at a target rate of 50%), other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which include the Stock Plan). The Employment Agreement also states that Mr. Schoenberger’s Change of Control Agreement will remain in effect. The Employment Agreement’s termination provisions are discussed below under the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

The table below provides information with respect to salary in proportion to total compensation for Named Executive Officers for the year 2012.

SALARY IN PROPORTION TO TOTAL COMPENSATION

Named Executive Officer	Salary ($)	Total Compensation ($)	Salary as a % of Total Compensation
(a)	(b)	(c)	(d)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	540,844	2,160,380	25.0%
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	264,443	660,248	40.1%
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	265,996	605,800	43.9%
Todd R. Black Senior Vice President, Unitil Service	201,529	430,081	46.9%
George E. Long Jr. Vice President, Unitil Service	184,776	414,851	44.5%

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	6,493	177,837
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	2,073	56,762
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	2,073	56,762
Todd R. Black Senior Vice President, Unitil Service	—	—	917	25,069
George E. Long Jr. Vice President, Unitil Service	—	—	850	23,226

NOTES:

(1)	The Company has no option plan and no option awards outstanding.

(2)	Reflects the value of restricted stock based on (i) the closing price of $27.51 that vested on February 6, 2012 pursuant to the terms of the restricted stock awards granted on February 6, 2008, (ii) the closing price of $27.55 that vested on February 16, 2012 pursuant to the terms of the restricted stock awards granted on February 16, 2009, (iii) the closing price of $27.51 that vested on February 6, 2012 pursuant to the terms of the restricted stock awards granted on February 5, 2010 (February 5, 2012 was a Sunday), and (iv) the closing price of $27.00 that vested on February 9, 2012 pursuant to the terms of the restricted stock awards granted on February 9, 2011.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2012, which includes unvested stock awards granted under the Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	—	—	—	2,333 2,125 5,168 7,160	(3) (4) (5) (6)	60,458 55,080 133,942 185,587	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	—	—	—	718 655 1,733 2,400	(3) (4) (5) (6)	18,598 16,978 44,906 62,208	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	—	—	—	718 655 1,733 2,400	(3) (4) (5) (6)	18,598 16,978 44,906 62,208	— — — —	— — — —
Todd R. Black Senior Vice President, Unitil Service	—	—	—	—	—	253 360 983 1,360	(3) (4) (5) (6)	6,545 9,331 25,466 35,251	— — — —	— — — —
George E. Long, Jr. Vice President, Unitil Service	—	—	—	—	—	253 225 983 1,360	(3) (4) (5) (6)	6,545 5,832 25,466 35,251	— — — —	— — — —

NOTES:

(1)	The Company has no option plan and no option awards outstanding.
(2)	Based on the closing price of Unitil common stock as of December 31, 2012, which was $25.92.
(3)	Shares of restricted stock were granted on February 16, 2009 pursuant to the Stock Plan, which vested 25% on February 16, 2010, 25% on February 16, 2011, and 25% on February 16, 2012. The unvested shares shown in the table (25% of the total 2009 grant) fully vested on February 16, 2013.
(4)	Shares of restricted stock were granted on February 5, 2010 pursuant to the Stock Plan, which vested 25% on February 5, 2011 and 25% on February 5, 2012. The unvested shares shown in the table (50% of the total 2010 grant) vested an additional 25% on February 5, 2013, and will be fully vested on February 5, 2014.
(5)	Shares of restricted stock were granted on February 9, 2011 pursuant to the Stock Plan, which vested 25% on February 9, 2012. The unvested shares shown in the table (75% of the total 2011 grant) vested an additional 25% on February 9, 2013; and will further vest 25% on February 9, 2014, and February 9, 2015, respectively.
(6)	Shares of restricted stock were granted on February 3, 2012 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2012 grant) vested 25% on February 3, 2013; and will further vest 25% on February 3, 2014, February 3, 2015, and February 3, 2016, respectively.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those Named Executive Officers currently participating in the SERP, as of December 31, 2012. The amounts shown in column (d) were determined using interest rate and post-retirement mortality rate assumptions consistent with those used in the Company’s financial statements, which are included in Note 9 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2013.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP (1)	15 15	815,741 3,028,478	—
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP (1)	24 24	810,608 106,505	—
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP (1)	18 18	574,959 58,302	—
Todd R. Black Senior Vice President, Unitil Service	Retirement Plan SERP (1)	15 15	338,565 26,789	—
George E. Long, Jr. Vice President, Unitil Service	Retirement Plan	19	543,609	—

NOTES:

(1)	The present value amounts calculated by the Company’s Actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the 2012 discount rate of 4.00%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, contributions are made by Unitil generally for all participants, and no amounts were contributed or accrued specifically for the benefit of any Executive Officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. See the section entitled Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan which became effective on January 1, 2010.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)
1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. Mr. Schoenberger and Mr. Long are the Named Executive Officers currently eligible for early retirement benefits under the Retirement Plan. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. As of December 31, 2012, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant attains age 65, or early retirement eligibility, which occurs when the participant attains both age 55 and has completed 15 years of service. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives, less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer, and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5/12 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. Currently, of the Named Executive Officers participating in the SERP, only Mr. Schoenberger is eligible for early retirement. If a participant terminates employment for any reason prior to retirement, other than in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service.

Potential Payments Upon Termination or Change of Control

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Schoenberger are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid in the event of an adverse employment action following a change of control of the Company. In addition, the Stock Plan provides that unvested restricted stock will vest immediately upon (i) death, (ii) disability (as defined in the Stock Plan), (iii) retirement or (iv) a change of control of the Company (as defined in the Stock Plan).

Change of Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (1) a change of control must occur (upon which the agreement becomes effective); and (2) an adverse employment action must occur during the term of the agreement, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each Change of Control Agreement begins upon a change of control of the Company. Double trigger Change of Control Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

The following tables show the payments and benefits the Named Executive Officers would receive in connection with a variety of employment termination scenarios, as well as upon a change of control. For the Named Executive Officers, the information assumes that employment termination or the change of control was effective as of December 31, 2012. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company. All of the payments and benefits described below would be provided by the Company or its subsidiaries.

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) (1) ($)	Death or Disability (without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (2)(5) ($)	Change of Control (without Adverse Employment Action) (2) ($)	Change in Control (with Adverse Employment Action) (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President
Compensation:
Severance	1,412,807	—	—	—	—	2,432,476
Benefits:
Additional Pension Benefit	—	—	—	—	—	955,493
Additional 401(k) Match	—	—	—	—	—	22,221
Insurance Continuation	38,535	—	—	—	—	76,909
Accelerated Vesting of Restricted Stock (7)	—	435,067	—	435,067	435,067	435,067
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	1,263,705
Total	1,451,342	435,067	—	435,067	435,067	5,185,871

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Death or Disability (without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (2) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action) (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer
Compensation:
Severance	—	—	—	—	—	1,069,899
Benefits:
Additional Pension Benefit	—	—	—	—	—	266,178
Additional 401(k) Match	—	—	—	—	—	22,221
Insurance Continuation	—	—	—	—	—	52,989
Accelerated Vesting of Restricted Stock (7)	—	142,690	—	142,690	142,690	142,690
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	509,939
Total	—	142,690	—	142,690	142,690	2,063,916

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Death or Disability (without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (2) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer
Compensation:
Severance	—	—	—	—	—	725,406
Benefits:
Additional Pension Benefit	—	—	—	—	—	205,937
Additional 401(k) Match	—	—	—	—	—	14,978
Insurance Continuation	—	—	—	—	—	21,049
Accelerated Vesting of Restricted Stock (7)	—	142,690	—	142,690	142,690	142,690
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	304,277
Total	—	142,690	—	142,690	142,690	1,414,537

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Death or Disability (without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (2) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Todd R. Black Senior Vice President Unitil Service
Compensation:
Severance	—	—	—	—	—	785,014
Benefits:
Additional Pension Benefit	—	—	—	—	—	115,768
Additional 401(k) Match	—	—	—	—	—	22,221
Insurance Continuation	—	—	—	—	—	69,870
Accelerated Vesting of Restricted Stock (7)	—	76,594	—	76,594	76.594	76,594
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	352,254
Total	—	76,594	—	76,594	76,594	1,412,721

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Death or Disability (without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (2)(5) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George E. Long, Jr. Vice President Unitil Service
Compensation:
Severance	—	—	—	—	—	485,156
Benefits:
Additional Pension Benefit	—	—	—	—	—	108,823
Additional 401(k) Match	—	—	—	—	—	14,533
Insurance Continuation	—	—	—	—	—	46,902
Accelerated Vesting of Restricted Stock (7)	—	73,094	—	73,094	73,094	73,094
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	202,252
Total	—	73,094	—	73,094	73,094	930,760

NOTES:

(1)	Unless otherwise noted, the amounts shown are the estimated present value calculated using a discount rate of 4.00% and a discount factor of 2.25%. The total for this column was calculated by adding (i) the present value of two years’ base salary and target Incentive Plan cash award; and (ii) the present value of two years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above.

(2)	The total for this column is equal to the value of all unvested restricted stock held pursuant to the Stock Plan, which would accelerate vesting upon the occurrence of the specific event. See footnote 7 for a discussion of how this value was calculated. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above. The form or amount of any payment or benefit under the Retirement Plan and the SERP would not be enhanced in connection with (i) the individual’s death or disability (without a change of control), or (ii) a change of control (without an adverse employment action).

(3)	In the event of death, the benefits under the Retirement Plan would be decreased from the amounts shown in the Pension Benefits Table above to $529,245 for Mr. Schoenberger, $415,059 for Mr. Collin, $296,052 for Mr. Meissner, $174,548 for Mr. Black, and $410,270 for Mr. Long. In the event of death, the benefits under the SERP would be decreased from the amounts shown in the Pension Benefits Table above to $1,964,843 for Mr. Schoenberger, $80,064 for Mr. Collin, $44,071 for Mr. Meissner, and $20,275 for Mr. Black. Mr. Long does not participate in the SERP.

NOTES, continued:

(4)	If the individual’s employment is terminated by the Company for cause or due to a voluntary termination by the individual other than for good reason or retirement, the individual would not be entitled to any severance payments or other benefits and any unvested shares of restricted stock would be forfeited.
(5)	In the event of retirement, the benefits under the Retirement Plan would be increased from the amounts shown in the Pension Benefits Table above to $1,009,371 for Mr. Schoenberger and $792,378 for Mr. Long. In the event of retirement, the benefit under the SERP would be increased from the amount shown in the Pension Benefits Table above to $3,747,331 for Mr. Schoenberger. Mr. Long does not participate in the SERP.
(6)	Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits (with an adverse employment action) and were calculated using a discount rate of 4.00% and a discount factor of 2.25%. The totals for column (g), Change of Control (with an adverse employment action) in the tables above were calculated by adding (i) the present value of three years’ (for Mr. Schoenberger, Mr. Collin and Mr. Black) or two years’ (for Mr. Meissner and Mr. Long) base salary and target Incentive Plan cash award; (ii) the present value of the benefit, in addition to the amount reflected in the Pension Benefit Table above, the individual would have received under the Retirement Plan and the SERP (Mr. Long’s calculation includes only the Retirement Plan), based on an additional two or three years of service credit for eligibility and benefit purposes pursuant to the individual’s Change of Control Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k) assuming two or three additional years of continued employment after the termination date pursuant to the individual’s Change of Control Agreement; (iv) the value of all unvested restricted stock held (see footnote 7 for a discussion of how this value was calculated), which would accelerate upon the occurrence of the specified event; (v) the present value of two or three years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage pursuant to the individual’s Change of Control Agreement; and (vi) the estimated amount of excess parachute excise tax gross-up that is equal to the 20% excise tax (which excise tax is itself grossed up for taxes) on the amount of severance and other benefits payable on December 31, 2012 that exceeds the individual’s average W-2 earnings for the years 2008 to 2012. The benefits provided under the Change of Control Agreements are payable in the form of a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments. Each Change of Control Agreement also provides for continued participation in the Company’s group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs.
(7)	The amounts shown are equal to the total number of restricted shares that would have vested upon the occurrence of the specified event, multiplied by the closing stock price on the last business day of the year (December 31, 2012) of $25.92

Definition of Change of Control, Cause and Good Reason

A “change of control” is defined in the Change of Control Agreements as:

(i)	any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

“Cause” is defined in the Change in Control Agreements as the occurrence of any of the following events:

(i)	the employee’s conviction for the commission of a felony; or

(ii)	the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard.

“Good reason” is defined in the Change of Control Agreements as:

(i)	a material diminution in the employee’s base compensation;

(ii)	a material diminution in the employee’s authority, duties or responsibilities;

(iii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	a material diminution in the budget over which the employee retains authority;

(v)	a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or

(vi)	any other action that constitutes a material breach by the Company of the Change of Control Agreement.

None of the events listed above will constitute “good reason” unless the employee has given written notice to the Company, specifying the event relied upon for such termination within 90 days after the occurrence of the event and the Company has not remedied the event within 30 days of receipt of the notice.

A “change of control” is defined in the Stock Plan as:

(i)	any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	consummation of a transaction that involves:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Chief Executive Officer—Employment Agreement

Mr. Schoenberger’s Employment Agreement provides that (i) it does not affect Mr. Schoenberger’s rights or obligations under the Severance Agreement dated June 30, 2008 (“Mr. Schoenberger’s Change of Control Agreement”) and (ii) as long as Mr. Schoenberger’s Change of Control Agreement is not in effect, it does not affect the Employment Agreement or Mr. Schoenberger’s rights or obligations under the Employment Agreement. As discussed in the section entitled Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Schoenberger’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Schoenberger’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, the Company may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment with good reason, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes). As of December 31, 2012, (i) the estimated amount of the lump sum payments relating to base salary and bonus was $1,412,807 and (ii) the estimated amount of lump sum payments relating to group medical, dental and insurance coverage was $38,535.

“Cause” is defined under the Employment Agreement as:

(i)	the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness;

(ii)	the willful violation by the executive of any of his material obligations under the Employment Agreement;

(iii)	the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv)	the executive’s conviction of a felony.

“Good reason” is defined under the Employment Agreement as:

(i)	a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii)	a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business;

(iii)	a material diminution in the executive’s base compensation; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

None of these events will constitute “good reason” unless the executive gives the Company notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives the Company 30 days prior written notice and the Company fails to cure the event condition within the 30 day period.

If Mr. Schoenberger terminates his employment for any reason other than “good reason,” or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Risk and Broad-Based Compensation Programs

After review and evaluation of the Company’s compensation policies and practices, including the Incentive Plan (as defined above) performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company because (a) the Company’s compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by Executive Officers or other employees, (b) the Company does not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and Executive Officers to consider and balance all aspects of the Company’s Strategic Plan, both short and long term, and (f) the variable and non-variable pay mix is proportionally weighted for Executive Officers and all employees.

Compensation of Directors

The following table shows the compensation paid to the members of the Board in 2012.

DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value & Non- qualified Deferred Compensation Earnings (4) ($)	All Other Compen sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William D. Adams (6)	48,000	30,008	—	—	—	377	78,385
Dr. Robert V. Antonucci (7)	48,000	30,008	—	—	—	377	78,385
David P. Brownell (8)	56,000	30,008	—	—	—	377	86,385
Lisa Crutchfield (9)	—	—	—	—	—	—	—
Michael J. Dalton (10)	51,000	30,008	—	—	—	377	81,385
Albert H. Elfner, III (11)	59,000	30,008	—	—	—	377	89,385
Edward F. Godfrey (12)	56,000	30,008	—	—	—	377	86,385
Michael B. Green (13)	48,000	30,008	—	—	—	377	78,385
Eben S. Moulton (14)	56,000	30,008	—	—	—	377	86,385
M. Brian O’Shaughnessy (15)	51,000	30,008	—	—	—	377	81,385
Robert G. Schoenberger(16)	—	—	—	—	—	—	—
Dr. Sarah P. Voll (17)	48,000	30,008	—	—	—	377	78,385
David A. Whiteley (18)	—	—	—	—	—	—	—

NOTES:

(1)	With the exception of Mr. Schoenberger, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2012. Mr. Schoenberger’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation of Named Executive Officers.
(2)	Stock awards are the stock-based component of the annual retainer for Board service. The amount reflected is the weighted average cash equivalent value of 1,094 shares of common stock or RSUs, as elected by each Director, which is the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. RSUs are granted to the Directors who have elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board.
(3)	Members of the Board did not receive option awards and, with the exception of Mr. Schoenberger, did not participate in any non-equity incentive compensation plans. Mr. Schoenberger’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(4)	With the exception of Mr. Schoenberger, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. Mr. Schoenberger’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers. The Company does not have a nonqualified deferred compensation plan.
(5)	All other compensation includes dividends paid in 2012 on common stock, or dividend equivalents paid in 2012 on RSUs, in connection with the stock-based component of the annual retainer for Board service in 2012.
(6)	Mr. Adams is a member of the Nominating and Governance Committee. Mr. Adams’ stock award consists of 1,094 shares of common stock.

NOTES, continued:

(7)	Dr. Antonucci is a member of the Audit Committee. Dr. Antonucci’s stock award consists of 1,094 shares of common stock.
(8)	Mr. Brownell is a member of the Compensation Committee and the chairman of the Nominating and Governance Committee. Mr. Brownell’s stock award consists of 1,094 RSUs.
(9)	Ms. Crutchfield was elected to the Board on December 13, 2012. Ms. Crutchfield is a member of the Compensation Committee and also the Pension Committee. Ms. Crutchfield received no compensation for services as a director in 2012.
(10)	Mr. Dalton is a member of the Compensation Committee, and also serves on the Pension Committee. Mr. Dalton’s stock award consists of 1,094 shares of common stock.
(11)	Mr. Elfner is the chairman of the Executive Committee and a member of the Nominating and Governance Committee. Mr. Elfner also serves on the Pension Committee. Mr. Elfner’s stock award consists of 1,094 RSUs.
(12)	Mr. Godfrey is the chairman of the Audit Committee and a member of the Executive Committee. Mr. Godfrey’s stock award consists of 1,094 shares of common stock.
(13)	Mr. Green is a member of the Audit Committee. Mr. Green’s stock award consists of 1,094 RSUs.
(14)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee. Mr. Moulton’s stock award consists of 1,094 RSUs.
(15)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating and Governance Committee. Mr. O’Shaughnessy’s stock award consists of 1,094 RSUs.
(16)	As chairman of the Board, CEO and president of the Company, Mr. Schoenberger receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(17)	Dr. Voll is a member of the Compensation Committee. Dr. Voll’s stock award consists of 1,094 shares of common stock.
(18)	Mr. Whiteley was elected to the Board on December 13, 2012. Mr. Whiteley is a member of the Audit Committee. Mr. Whiteley received no compensation for services as a director in 2012.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are subject to approval by the full Board upon the recommendation of the Nominating and Governance Committee.

The stock portion of the Directors’ annual retainers may be paid in shares of common stock or in RSUs at the Director’s election. The RSUs:

•	will be 100% vested when granted;

•	generally will be settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company;

•

will be paid such that the Director will receive (i) 70% of the shares of the Company’s common stock underlying the restricted stock units and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the restricted stock units; and

•	may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered by a Director.

The Director shall have no rights of a shareholder of the Company with respect to the restricted stock units or the Shares underlying the restricted stock units, including the right to vote the restricted stock units or the underlying shares, or to receive dividends. In addition, the Director may be entitled to receive dividend equivalents, which will be converted to additional restricted stock units at the time of settlement.

In January 2012, the Nominating and Governance Committee further reviewed the stock-based component of Directors’ compensation in connection with updated Directors’ compensation information provided by Towers Watson, which included updated data for the 25th percentile of Unitil’s peer group for the year 2011. In the updated information, Towers Watson continued to recommend targeting the 25th percentile of Unitil’s peer group as a benchmark for Directors’ compensation, including the stock-based component thereof. The updated Director’s compensation information showed that Unitil’s stock-based component having a value of $20,500 per Director per year was below the 25th percentile of Unitil’s peer group. Based on the information provided, the Nominating and Governance Committee concluded that the stock-based component of Directors’ compensation should be increased in value from $20,500 to $30,000 per Director per year and should be recommended to the full Board for approval. The increase in the stock-based component of Directors’ compensation was approved by the Board on January 17, 2012, effective for compensation year 2012.

See the section entitled Corporate Governance and Policies of the Board – Compensation Committee Operations for information on whether Towers Watson’s work during 2012 raised any conflict of interest.

In 2012, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee of $45,000, which was paid in quarterly installments. In addition, non-chair members of the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee of $3,000, also paid quarterly. The chairs of the Committees each received an annual cash retainer fee of $8,000, paid quarterly. In 2012, the stock-based compensation component was $30,000 for each member of the Board. For members of the Board who elected to receive common stock as the stock-based component of the annual retainer, $30,000 for each applicable Board member was used to purchase the equivalent number of shares, rounded up to the nearest whole share, of Unitil common stock on the open market during the period of October 1 through October 2, 2012, as approved by the Board. For members of the Board who elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer, the number of RSUs to provide to each applicable Board member was calculated by dividing $30,000 by the closing market price of Unitil common stock on October 1, 2012, rounded up to the nearest whole share, pursuant to the terms and conditions of the Stock Plan, and as approved by the Board.

Directors who served on the Pension Committee also received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy, and no separate meeting fees are paid for Unitil Board or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

In June 2012, the Nominating and Governance Committee began its annual review of Directors’ compensation. Towers Watson provided updated Directors’ compensation information that included updated data for the 25th percentile of Unitil’s peer group for the year 2011. In the updated information, Towers Watson continued to recommend targeting the 25th percentile of Unitil’s peer group as a benchmark for Directors’ compensation. The updated Directors’ compensation information showed that total compensation for Directors was below the 25th percentile of Unitil’s peer group. The Nominating and Governance Committee had several additional meetings at which Directors’ compensation was discussed. In December 2012, the Nominating and Governance Committee recommended an increase in the cash component of Directors’ compensation to $50,000, and an increase in the stock-based component of Directors’ compensation to $45,000 for each member of the Board who is not an officer at Unitil or any of its subsidiaries, effective January 1, 2013 for the 2013 compensation year, which was approved by the Unitil Board on December 17, 2012.

Proposal 1:  Election of Directors

Article III of Unitil’s Bylaws and Article 7 of the Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has thirteen Directors, although at the commencement of the Annual Meeting on April 18, Mr. Dalton will retire from Board as he has reached the mandatory retirement age of 72, and at which time the number of Directors will be twelve.

In addition to meeting or exceeding the general qualifications outlined in the section entitled Corporate Governance and Policies of the Board—Qualifications and Skills of Directors, the Directors of the Company are listed below with the specific qualifications, skills or attributes that make them qualified to serve, or continue to serve, on the Board.

Information About Nominees for Director

Ms. Crutchfield, Mr. Godfrey, Mr. Moulton, and Mr. Whiteley are standing for election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Each nominee has been a member of the Board since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2016

Individual Qualifications

Lisa Crutchfield, Age 49

Ms. Crutchfield has been a member of Unitil’s Board of Directors since December 2012. Ms. Crutchfield served as executive vice president of regulation and pricing for National Grid USA (“National Grid”), an international electric and gas company, in Waltham, Massachusetts, from November 2008 to July 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until October 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as Vice Chairman of the Pennsylvania Public Utilities Commission from 1993 until 1997. Ms. Crutchfield recently served as a member of the U.S. Department of Energy Electricity Advisory Committee from May 2010 to May 2012. She also was a member of the board of trustees for the University of Pennsylvania from 2005 to December 2008 and for the University of North Carolina at Charlotte from 2000 to 2003.

Utility industry experience (11 years); utility regulation strategy expertise; former vice chair - Pennsylvania Public Utility Commission; utility regulation policy and market economics insight; proven leadership

Edward F. Godfrey, Age 63

Mr. Godfrey has been a member of Unitil’s Board of Directors since January 2002. Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments (“Keystone”), Incorporated, Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Financial expertise; financial industry experience (27 years); Audit Committee financial expert; proven leadership; tenure on the Board (11 years)

Nominees for Director—Terms of Office to Expire in the Year 2016

Individual Qualifications

Eben S. Moulton, Age 66

Mr. Moulton has been a member of Unitil’s Board of Directors since March 2000. Mr. Moulton has been the managing partner of Seacoast Capital Corporation, Danvers, Massachusetts, (a private investment company) since 1995. Mr. Moulton has been a director of IEC Electronics Corp. (a company that provides electronic manufacturing services to advanced technology companies), Newark, New York, since 1992 and a director of six private companies.

Business, financial and energy industry expertise (over 31 years); proven leadership; tenure on the Board (13 years)

David A. Whiteley, Age 56

Mr. Whiteley has been a member of Unitil’s Board of Directors since December 2012. Mr. Whiteley has been the owner of Whiteley BPS Planning Ventures LLC, St. Louis, Missouri, a private consulting firm specializing in utility planning, operations, and management, since March 2009. He has also served as the executive director of the Eastern Interconnection Planning Collaborative since March 2011. Mr. Whiteley served as an executive vice-president of the North American Electric Reliability Corporation from 2007 to March 2009. Prior to that, Mr. Whiteley served as senior vice president—Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president—Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

Utility industry experience (28 years); utility operations and energy delivery expertise; Registered Professional Engineer; electric utility reliability standards public policy insight; proven leadership

The Board recommends that the shareholders vote FOR each of the nominees named above.

Information About Directors Whose Terms of Office Continue Until 2014 or 2015

Individual Qualifications

William D. Adams, Age 65

Mr. Adams has been a member of Unitil’s Board of Directors since March 2009. Mr. Adams has been the president of Colby College (“Colby”) in Waterville, Maine, since 2000, and as president, Mr. Adams also serves on the board of trustees of Colby. Prior to going to Colby, Mr. Adams served as president of Bucknell University (“Bucknell”) in Pennsylvania from 1995 until 2000. Mr. Adams served as vice president and secretary of Wesleyan University in Connecticut, before Bucknell. Mr. Adams also taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University, and was coordinator of the Great Works in Western Culture program at Stanford University. Mr. Adams has been a member of the board of directors of Maine Public Broadcasting Corporation since 2002. Mr. Adams formerly served on the board of directors of Wittenberg University from 2007 until 2011, and also the board of directors of Maine General Health from 2002 to 2010.

Business and education industry expertise (30 years); community and public policy insight; proven leadership; tenure on the Board (4 years)

Dr. Robert V. Antonucci, Age 67

Dr. Antonucci has been a member of Unitil’s Board of Directors since December 2004. Dr. Antonucci has been the president of Fitchburg State University (“FSU”), Fitchburg, Massachusetts, since 2003. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci has served as a trustee of Eastern Bank since 1988. Dr. Antonucci also serves as a director of the North Central Massachusetts Chamber of Commerce and a director of the North Central Massachusetts United Way.

Business and education industry expertise (39 years); community and public policy insight; Audit Committee financial expert; Proven leadership; tenure on the Board (8 years)

David P. Brownell, Age 69

Mr. Brownell has been a member of Unitil’s Board of Directors since June 2001. Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is a member of the board of the University of New Hampshire (“UNH”) Foundation. Mr. Brownell was also interim president of the UNH Foundation, former vice chairman of the board of UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast, and a former board member of the New Hampshire Junior Achievement Advisory Council.

Multinational business experience (38 years); investor relations and marketing expertise; proven leadership; tenure on the Board (12 years)

Albert H. Elfner, III, Age 68

Mr. Elfner has been a member of Unitil’s Board of Directors since January 1999. Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and was its chief executive officer from 1995 until 1999. Mr. Elfner serves as a director of Main Street America Insurance Company (Main Street), Jacksonville, Florida, as well as chairman of the Main Street finance committee. Mr. Elfner is also a Chartered Financial Analyst.

Chartered financial analyst; financial industry expertise (over 27 years); proven leadership; corporate governance expertise; tenure on the Board (14 years)

Michael B. Green, Age 63

Mr. Green has been a member of Unitil’s Board of Directors since June 2001. Mr. Green has been the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, since 1992. Mr. Green is also a member of the adjunct faculty, Dartmouth Medical School, Dartmouth College, Hanover, New Hampshire. In addition, Mr. Green currently serves on the board of the Foundation for Healthy Communities, is a director of Concord General Mutual Insurance Company, and a director of Merrimack County Savings Bank (“Merrimack”), including membership on Merrimack’s investment and audit committees.

Business and healthcare industry expertise (41 years); Audit Committee financial expert; proven leadership; tenure on the Board (12 years)

Individual Qualifications

M. Brian O’Shaughnessy, Age 70

Mr. O’Shaughnessy has been a member of Unitil’s Board of Directors since September 1998. Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1989. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the Board of Directors of three copper industry trade associations, three manufacturing associations in New York State regarding energy-related issues, the Economic Development Growth Enterprise (“EDGE”) of the Mohawk Valley and the Coalition for a Prosperous America (“CPA”). Mr. O’Shaughnessy is the chief co-chair of CPA.

Manufacturing, mining and energy industry expertise (46 years); proven leadership Business and public policy insight; tenure on the Board (15 years)

Robert G. Schoenberger, Age 62

Mr. Schoenberger has been Unitil’s Chairman of the Board of Directors and CEO since October 1997, as well as President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority (a state-owned utility) from 1993 until 1997. Mr. Schoenberger has also served as a director of Satcon Technology Corporation, Boston, Massachusetts (a company that develops innovative power conversion solutions for the renewable power industry) since 2007. Mr. Schoenberger has also served as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, since March 2012, and also served in those roles from 1998 until March 2009. Mr. Schoenberger also serves as a director of the Edison Electric Institute, and as chairman of the Tocqueville Society of the Greater Seacoast (New Hampshire) United Way.

Unitil’s chairman of the Board, CEO and president since 1997; utility industry expertise (35 years); regulated industry expertise; proven leadership; tenure on the Board (16 years)

Dr. Sarah P. Voll, Age 70

Dr. Voll has been a member of Unitil’s Board of Directors since January 2003. Dr. Voll retired in 2007 as vice president from National Economic Research Associates, Inc. (“NERA”), Washington, District of Columbia, a firm of consulting economists specializing in industrial and financial economics, and currently serves as a special consultant to NERA. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

Utility regulation expertise (26 years); proven leadership; former chief economist and executive director - New Hampshire Public

Utilities Commission; well-published consultant to utility and regulatory organizations worldwide; tenure on the Board (10 years)

Proposal 2:  Ratification of Selection of

McGladrey LLP, as Independent Registered

Public Accounting Firm for 2013

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent registered public accounting firm.

Based on this review, the Audit Committee has appointed McGladrey LLP, which has served as the Company’s independent registered public accounting firm since 2010, as the independent registered public accounting firm to conduct the Company’s annual audit for 2013. Although shareholder approval is not required for the appointment of McGladrey LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of McGladrey LLP. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of McGladrey LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

The Board and the Audit Committee recommend a vote FOR the ratification of the selection and appointment of McGladrey LLP.

Other Matters to Come Before the Meeting

The Board does not intend to bring before the Annual Meeting any matters other than those described above and knows of no other matters that may properly come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by such proxy in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for Unitil’s 2014 annual meeting of shareholders must be received by Unitil at its corporate headquarters by November 12, 2013.

Unitil’s Bylaws provide that any proposal or director nomination submitted by a shareholder of Unitil for consideration at Unitil’s 2014 annual meeting of shareholders must be received by Unitil at its corporate headquarters not earlier than December 19, 2013 and not later than January 18, 2014. However, if the date of Unitil’s 2014 annual meeting of shareholders is not within 30 days of April 18, 2014, then the proposal or director nomination must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of Unitil’s 2014 annual meeting of shareholders was mailed and (ii) the day on which public disclosure of the date of Unitil’s 2014 annual meeting of shareholders was made. The proposal or director nomination also must comply with the other requirements set forth in Unitil’s Bylaws.

Solicitation of Proxies

The Company anticipates first mailing definitive copies of this proxy statement on or about March 12, 2013. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2013 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil has also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $30,000 plus reasonable out-of-pocket expenses, of which approximately $7,000 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the SEC for the fiscal year 2012, upon request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com.

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposal 2.
1. Election of Directors:	For Withhold		For Withhold		For Withhold	+
01 - Lisa Crutchfield	☐ ☐	02 - Edward F. Godfrey	☐ ☐	03 - Eben S. Moulton	☐ ☐

04 - David A. Whiteley	☐ ☐

	For	Against	Abstain
2. To ratify the selection of independent registered public accounting firm, McGladrey LLP, for fiscal year 2013.	☐	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposal 2.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance ☐
Mark box to the right if
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	41C V	+
01KFMC

Unitil Corporation

2013 Annual Meeting of Shareholders

Thursday, April 18, 2013 at 10:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this Proxy Card to vote your shares, then sign the card and return it in the enclosed postage paid envelope.

Your vote must be submitted prior to the Annual Meeting of Shareholders on April 18, 2013, unless you plan to vote in person at the meeting. Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 18, 2013, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposal 2.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF

AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.